EXHIBIT  14.1

                             MESA LABORATORIES, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS

           Introduction

     This Code of Business  Conduct  and Ethics  covers a wide range of business practices and procedures.  It does not cover every issue that may arise,  but it sets out basic  principles  to guide all  employees of the  Company.  All of our employees  must  conduct  themselves  accordingly  and  seek to  avoid  even the appearance  of  improper  behavior.  The Code  should  also be  provided  to and followed by the Company's agents and representatives, including consultants.

     If a law  conflicts  with a policy in this Code,  you must  comply with the law;  however,  if a local custom or policy  conflicts  with this Code, you must comply  with the Code.  If you have any  questions  about these  conflicts,  you should ask your supervisor how to handle the situation.

     Those  who  violate  the   standards  in  this  Code  will  be  subject  to
disciplinary  action.  If you are in a situation that you believe may violate or lead to a violation of this Code follow the  guidelines  described in Section 14 of this Code.

1.   Compliance with Laws, Rules and Regulations

     Obeying the law, both in letter and in spirit,  is the  foundation on which this Company's  ethical standards are built. All employees must respect and obey the  laws of the  cities  and  states  in  which we  operate.  Although  not all employees  are  expected to know the details of these laws,  it is  important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

     The Company holds information and training  sessions to promote  compliance with laws, rules and regulations, including insider trading laws.

2.   Conflicts of Interest

     A "conflict of interest" exists when a person's private interest interferes in any way with the  interests of the Company.  A conflict  situation  can arise when an employee,  officer or director  takes actions or has interests  that may
make  it  difficult  to  perform  his  or  her  Company  work   objectively  and
effectively.  Conflicts of interest  may also arise when an employee  officer or director,  or  members  of his or her  family,  receives  improper  or  personal benefits  as a result  of his or her  position  in the  Company.  Loans  to,  or guarantees  of  obligations  of employees  and their  family  members may create conflicts of interest.

     It is almost  always a conflict of interest for a Company  employee to work simultaneously for a competitor,  customer or supplier. Accordingly, you are not allowed to work for a  competitor  as a  consultant  or board  member.  The best policy  is to  avoid  any  direct  or  indirect  business  connection  with  our customers, suppliers or competitors, except on our behalf.

     Conflicts of interest are prohibited as a matter of Company policy,  except under guidelines  approved by the Board of Directors.  Conflicts of interest may not always be  clear-cut,  so if you have a question,  you should  consult  with higher  levels of  management  or the Company's  Chief  Financial  Officer.  Any
employee,  officer or  director  who becomes  aware of a conflict  or  potential conflict  should  bring it to the  attention of a  supervisor,  manager or other appropriate  personnel or consult the procedures described in Section 14 of this
Code.

3.   Insider Trading

     Employees who have access to confidential  information are not permitted to use or share  that  information  for  stock  trading  purposes  or for any other purpose except the conduct of our business. All non-public information about the
Company  should  be  considered  confidential  information.  To  use  non-public information for personal  financial benefit or to "tip" others who might make an investment  decision on the basis of this  information is not only unethical but also  illegal.  For more  information,  please  refer to the  Company's  Insider
Trading  Policy.  If you have any questions,  please consult the Company's Chief
Financial Officer.

4.   Corporate Opportunities

     Employees,  officers or directors are prohibited from taking for themselves personally  opportunities  that are  discovered  through  the use of any Company property, information or position without the consent of the Board of Directors.
No employee may use any Company  property,  information or position for improper personal  gain,  and no  employee  may  compete  with the  Company  directly  or indirectly.  Employees,  officers  or  directors  owe a duty to the  Company  to advance its legitimate interests when the opportunity to do so arises.

5.   Competition and Fair Dealing

     We seek  to out  perform  our  competition  fairly  and  honestly.  We seek competitive advantages through superior performance,  never through unethical or illegal business practices.  Stealing proprietary information,  possessing trade secret information that was obtained without the owners consent or inducing such disclosures by past or present employees of other companies is prohibited.  Each employee  should  endeavor  to respect  the rights of and deal  fairly  with the
Company's customers,  suppliers,  competitors and employees.  No employee should take unfair  advantage of anyone  through  manipulation,  concealment,  abuse of
privileged  information,   misrepresentation  of  material  fact  or  any  other
intentional unfair-dealing practice.

     To maintain the Company's valuable reputation,  compliance with our quality process and safety requirements is essential.  In the context of ethics, quality requires that our services be designed to meet our obligations to customers. All services must be performed in accordance with all applicable regulations.

     The purpose of business  entertainment and gifts in a commercial setting is to  create  good  will  and  sound  working  relationships,  not to gain  unfair advantage  with  customers.  No gift or  entertainment  should  ever be offered, given,  provided  or  accepted  by any  Company  employee,  family  member of an employee  or agent  unless it: (1) is not a cash gift,  (2) is  consistent  with customary  business  practices,  (3) is not  excessive  in value,  (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations.
Please  discuss with your  supervisor  any gifts or proposed gifts which you are not certain are appropriate.

6.   Discrimination and Harassment

     The diversity of the Company employees is a tremendous asset. We are firmly committed to providing  equal  opportunity in all aspects of employment and will not tolerate any illegal  discrimination  or  harassment  of any kind.  Examples include  derogatory  comments  based on  racial or  ethnic  characteristics  and unwelcome sexual advances.

7.   Health and Safety

     The Company  strives to provide each  employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace  for all  employees by following  safety and health rule and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

     Violence and  threatening  behavior  are not  permitted.  Employees  should report to work in condition to perform their duties,  free from the influence of illegal  drugs,  prescription  drugs that impair  performance  or  judgment  and alcohol. The use of illegal drugs in the workplace will not be tolerated.

8.   Record-Keeping

     The  Company  requires  honest and  accurate  recording  and  reporting  of information in order to make responsible business decisions.  For example,  only the true and actual number of hours worked should be reported.

     Many  employees  regularly  use business  expense  accounts,  which must be documented  and  recorded  accurately.  If you are not sure  whether  a  certain expense  is  legitimate,  ask your  supervisor  or your  controller.  Rules  and guidelines are available from the Accounting Department.

     All of the Company's books, records, accounts and financial statements must be maintained in reasonable  detail,  must  appropriately  reflect the Company's transactions and must conform both to applicable  legal  requirements and to the
Company's  system of internal  controls.  Unrecorded or "off the books" funds or assets  should  not  be  maintained  unless  permitted  by  applicable  laws  or regulation.

     Business  records and  communications  often become  public,  and we should
avoid   exaggeration,    derogatory   remarks,    guesswork   or   inappropriate
characterizations  of people and  companies  that could be  misunderstood.  This applies  equally to email,  internal  memos and formal  reports.  Records should always be retained or destroyed  according  to the  Company's  record  retention policies.  In accordance  with those  policies,  if litigation or a governmental investigation exists or is likely,  please consult the Company's Chief Financial
Officer.

9.   Confidentiality

     Employees must maintain the  confidentiality  of  confidential  information entrusted to them by the Company or its  customers,  except when  disclosure  is authorized by the Chief  Financial  Officer or required by laws or  regulations.
Confidential  information  includes all non-public  information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential  information continues even after employment ends.

10.  Protection and Proper Use of Company Assets

     All employees  should  endeavor to protect the Company's  assets and ensure their efficient use. Theft,  carelessness  and waste have a direct impact on the
Company's  profitability.  Any  suspected  incident of fraud or theft  should be immediately  reported to the Chief Financial Officer for investigation.  Company equipment  should  not be  used  for  non-Company  business,  though  incidental personal use may be permitted.

     The  obligation of employees to protect the Company's  assets  includes its proprietary information.  Proprietary information includes intellectual property such as trade secrets, patents,  trademarks and copyrights, as well as business,
marketing  and  service  plans,  ideas,  designs,  databases,   records,  salary
information and any unpublished financial data and reports.  Unauthorized use or distribution  of this  information  would violate Company policy and may also be illegal and result in civil or even criminal penalties.

11.  Payments to Government Personnel

     The U.S. government has a number of laws and regulations regarding business gratuities  which may be accepted by U.S.  government  personnel.  The  promise, offer or delivery to an official or employee of the U.S.  government  of a gift, favor or other  gratuity in  violation  of these  rules  would not only  violate
Company policy but could also be a criminal offense. State or local governments, as well as foreign  governments,  may have similar  rules.  The Company's  Chief
Financial Officer can provide guidance to you in this area.

     In addition,  the U.S.  Foreign  Corrupt  Practices  Act  prohibits  giving anything of value,  directly or indirectly,  to officials of foreign governments or  foreign  political  candidates  in order to obtain or retain  business.  The
Company  strictly  prohibits any illegal payment to government  officials of any country.

12.  Waivers of the Code of Business Conduct and Ethics

     Any waiver of this Code for  executive  officers or  directors  may be made only by the Board or Board committee and will be promptly  disclosed as required by law or stock exchange regulation.

13.  Reporting any Illegal or Unethical Behavior

     Employees  are  encouraged  to  talk  to  supervisors,  managers  or  other appropriate  personnel about observed illegal or unethical  behavior and when in doubt about the best  course of action in a  particular  situation.  The Company will not allow  retaliation  for  reports of  misconduct  by others made in good
faith  by   employees.   Employees   are   expected  to  cooperate  in  internal
investigations of misconduct.

14.  Compliance Procedures

     We must all work to ensure prompt and consistent action against  violations of this Code.  However,  in some  situations  it is difficult to know right from wrong.  Since we  cannot  anticipate  every  situation  that will  arise,  it is important  that we have a way to approach a new  question or problem.  These are the steps to keep in mind:

o    Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

o    Ask  yourself:  What  specifically  am I being  asked  to do?  Does it seem unethical  or  improper?  This  will  enable  you to focus on the  specific question  you are faced  with,  and the  alternatives  you  have.  Use your judgment and common sense;  if something  seems  unethical or improper,  it probably is.

o    Clarify your  responsibility and role. In most situations,  there is shared responsibility.  Are your  colleagues  informed?  It may help to get others involved and discuss the problem.

o    Discuss the problem with your  supervisor.  This is the basic  guidance for all situations.  In many cases, your supervisor will be more  knowledgeable
     about  the   question,   and  will   appreciate   being  brought  into  the
     decision-making   process.   Remember   that   it  is   your   supervisor's
     responsibility to help solve problems.

o    Seek help from Company resources. If you do not feel that it is appropriate to  discuss  an  issue  with  your  supervisor,  or  where  you do not feel comfortable  approaching  your  supervisor  with your question,  discuss it locally with your office manager or your Human Resources  manager.  If that also is not  appropriate,  you may call, email or write Steven W. Peterson,
     the  Company's  Chief  Financial   Officer  at  (303)  987-8000  Ext.  105,
     steve@mesalabs.com, 12100 West Sixth Avenue, Lakewood, Colorado 80228.

o    You may  report  ethical  violations  in  confidence  and  without  fear of retaliation.  If your situation requires that your identity be kept secret, your anonymity will be protected.  The Company does not permit  retaliation of any kind against employees for good faith reports of ethical  violation.
     Please report by calling Mr. Michael  Brooks,  Director and Audit Committee
     Member, at (303) 431-3600 Ext. 122.

o    Always  ask  first,  act  later:  If you  are  unsure  of what to do in any situation, seek guidance before you act.

15.  Accounting and Auditing Matters

     Employees are encouraged to submit any concerns or complaints that they may have regarding  accounting,  internal accounting controls or auditing matters to the Company. Employees may submit such concerns or complaints on a confidential, anonymous basis by submitting such concerns or complaints to the audit committee of the Company by calling the Company's reporting hotline at (303) 431-3600 Ext.
122.